Exhibit 10.8

FIRST AMENDMENT TO THE
SIRIUS GROUP LONG TERM INCENTIVE PLAN

WHEREAS, Sirius International Insurance Group, Ltd., a Bermuda exempted company corporation (the “Company”), maintains the Sirius Group Long Term Incentive Plan (the “Plan”) under which the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) has the authority to grant performance units and performance shares to employees of the Company;

WHEREAS, The Board and Easterly Acquisition Corp. (“Easterly”) have each approved an Agreement and Plan of Merger, dated as of June 23, 2018, pursuant to which Easterly will become a wholly owned subsidiary of the Company, and the Company will become publicly traded on the Nasdaq Stock Market (the “Business Combination”);

WHEREAS, pursuant to Section 17 of the Plan and a resolution adopted by the Board, the Committee has the authority to amend the Plan as it shall deem advisable, provided that no amendment of the Plan shall adversely affect any right of any Participant with respect to any award previously granted without such Participant’s written consent; and

WHEREAS, the Board has previously deemed it to be in the best interest of the Company and its shareholders to amend the Plan to provide for a share reserve and the treatment of outstanding awards upon a qualifying termination of employment, as contemplated below, subject to the Company’s shareholders executing a written consent, which adopts or ratifies this amendment.

NOW, THEREFORE, BE IT RESOLVED, that the Plan hereby is amended, effective as August 6, 2018, as follows:

1.                                      The following Section 4(c) is hereby added after Section 4(b):

“c.   Plan Reserve. 5,614,904 Common Shares shall be available for issuance under this Plan, provided that, if the Committee adjusts any Awards pursuant to Section 14, the Committee may adjust this reserve in an equitable manner to account for such adjustment.  If a Common Share is not issued under the Plan, it shall become available for issuance under the Plan or, subject to Section 1.5 of the Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan (the “2018 Omnibus Plan”), the 2018 Omnibus Plan.  For the avoidance of doubt, to the extent that Common Shares are not issued or delivered by reason of (i) the expiration, termination, cancellation, withholding or forfeiture of any Award, (ii) the settlement of an Award in cash, or (iii) subject to Section 1.5 of the 2018 Omnibus Plan, the withholding or delivery of Common Shares to pay the purchase price, acquisition price or the withholding taxes with respect to a Performance Unit, Performance Share under the Plan or any award granted under the 2018 Omnibus Plan or the Plan, then such Common Shares shall again be available for issuance under the Plan or the 2018 Omnibus Plan.”

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As amended by this amendment, the Plan is in all respects ratified and confirmed, and as so amended by this amendment, the Plan shall be read, taken and construed as one and the same instrument.

Adopted by the Board of Directors as of August 3, 2018

Approved by the Company’s Shareholders as of August 6, 2018

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized agent on August 6, 2018.

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

By:	/s/ Allan L. Waters
Name:	Allan L. Waters
Title:	CEO